Mrs. Jill M. Taymans
Vice President, Finance
Cryo-Cell International Inc.
700 Brooker Creek Blvd
Suite 1800
Oldsmar, FL 34677

								March 30, 2005

RE:		Cryo-Cell International, Inc.
      Form 10-KSB for the fiscal year ended November 30, 2004
		Filed February 25, 2005


Dear. Mrs. Taymans:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE